FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433 Registration No. 333-202655

«PRICING DETAILS« $500mm HDMOT 2015-2 (Motorcycle)

Joint Leads:  J.P. Morgan (struc), Barclays, Citi

Co-Managers:  BBVA, Lloyds, Loop, Mizuho, Wells

CLS	$AMT(MM)	MDY/S&P	WAL	WIN	E.FNL	L.FNL	PRICING	YLD%	CPN%	$PX

A1	75.00	P-1/A-1+	0.21	01-05	10/15	05/16	0.31%	0.310	0.31	100.00000
A2a	118.00	Aaa/AAA	1.12	05-23	04/17	01/19	EDSF+28	0.802	0.80	99.99927
A2b	118.00	Aaa/AAA	1.12	05-23	04/17	01/19	1ML +25			100.00000
A3	124.00	Aaa/AAA	2.40	23-36	05/18	03/20	IntS+33	1.306	1.30	99.99420
A4	65.00	Aaa/AAA	3.33	36-44	01/19	12/22	IntS+40	1.670	1.66	99.98638

>>No Upsize

Expected Pxg:	PXD	Registration:	SEC Registered
Expected Settle:	05/27/15	Expected Rtgs:	Moody’s/S&P
First Payment:	06/15/15	Min Denoms:	$1k by $1k
Ticker:	HDMOT 2015-2	Pricing Speed:	1.5% ABS (10% Clean Up Call)
CUSIPs:	A-1: 41284CAA2	Bill & Deliver:	J.P. Morgan
A-2a: 41284CAB0
A-2b: 41284CAC8
A-3: 41284CAD6
A-4: 41284CAE4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.